Oriental Crystal (International) Limited

11 July 2006

The Board of Directors

Liberty Star Gold Corp Inc

2766 North Country Club Road

Tucson, AZ 85716

United States of America

By Fascimile: 0011 520 844 1118

Dear Sirs

PROPOSED JOINT VENTURE

We refer to the recent discussions between agents for Liberty Star Gold Corp Inc (Liberty Star) and Oriental Crystal (International) Limited (OCR) regarding the formation of a joint venture to explore, develop and, if warranted, mine certain U.S. Federal Lode Mining Claims within the JV Area (as defined below) for all minerals (Joint Venture).

Set out in Schedule 2 is an area of approximately 22 square miles allocated by Liberty Star to the Joint Venture which includes 20 pipe targets (JV Area). Of these, the 3 pipes identified in Schedule 3 are the pipes that Liberty Star considers to be the most prospective and will be the initial pipes allocated to the Joint Venture (JV Pipes).

The remainder of the pipes within the JV Area will be the subject of the right of first refusal set out in clause 6.

The purpose of this letter is to record the intent and agreement of the parties in respect of the Joint Venture between them (Agreement).

1.	CONDITIONS PRECEDENT
1.1	The formation of the Joint Venture is subject to and conditional upon:
(a)	OCR obtaining all necessary governmental consents and approvals to the transaction set out in this Agreement as are required of it;
(b)	OCR completing a capital raising of a minimum of US$3,300,000 through the issue of fully paid ordinary shares at a price of AUS$0.20 each (Capital Raising);
(c)	OCR preparing a prospectus for the Capital Raising (Prospectus) and lodging it with the Australian Securities and Investments Commission;
(d)	OCR obtaining shareholder approval to change the nature and/or scale of its activities in accordance with Chapter 11 of the ASX Listing Rules;
(e)	OCR satisfying the requirements of Chapters 1 and 2 of the ASX Listing Rule as if OCR was applying to be admitted to the official list of ASX; and

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(f)	OCR paying US$2,900,000 in the Joint Venture Bank Account (as defined below) in accordance with clause 2.3.
1.2

OCR will use its best endeavours to satisfy the conditions set out in clause 1.1 as soon as practicable after the date of this Agreement. If the conditions set out in clause 1.1 are not satisfied or waived in accordance with the terms of this Agreement on or before 5.00pm (Perth time, Western Australia) on 15 November 2006 (End Date), either party may terminate this Agreement by written notice to the other party, in which case this Agreement shall be deemed to be at an end and of no force or effect with none of the parties being subject to any of the obligations contained in this Agreement and with no party claiming any rights at law or equity against the other party. In such case, the $100,000 advance set out in section 2.1 will be forfeited by OCR.

1.3

The conditions in clause 1.1 are inserted in this Agreement for the benefit of both parties and the parties may, by mutual written consent on or before the End Date, waive the benefit of one or more of the conditions.

1.4	OCR shall use its best efforts to execute and do all such acts and things as are necessary or desirable to ensure that the conditions set out in clause 1.1 are fulfilled as expeditiously as possible.
2.	JOINT VENTURE
2.1

OCR agrees to pay Liberty Star a cash payment of US$100,000 in return for the right to earn a 50% interest in the Joint Venture. The US$100,000 payment will be paid by OCR to Liberty Star within 7 days of the date of this Agreement and will only be refundable to OCR in the event this Agreement is terminated as a result of the default of Liberty Star. OCR will have no interest in any property or in a Joint Venture until it has completed full payment of US$2,900,000 into the Joint Venture Bank Account (as defined below) in accordance with clause 2.3.

2.2

Immediately following execution of this Agreement, the parties agree to set up a bank account to hold funds on behalf of the Joint Venture (JV Bank Account). The JV Bank Account will require two signatories, one from each of OCR and Liberty Star for all disbursements.

2.3

Liberty Star grants to OCR the sole and exclusive right to earn an undivided 50% Joint Venture interest from Liberty Star in return for OCR paying US$2,900,000 (Sole Funding Amount) into the JV Bank Account and agreeing that these funds are to be spent on exploration activities in relation to the JV Pipes. For the avoidance of doubt, OCR will immediately earn a 50% interest in the Joint Venture upon paying the US$2,900,000 into the JV Bank Account.

2.4

The commencement date of the Joint Venture (Commencement Date) shall be the date that all of the conditions precedent set out in clause 2.1 are either satisfied, or waived, by the parties in accordance with the terms of this Agreement.

2.5	On and from the Commencement Date, the Joint Venture will be deemed to have been formed.
2.6

The parties agree that the Sole Funding Amount will be expended by the Joint Venture on exploration activities in accordance with the programs and budgets established by the operating committee and, in any event, the Joint Venture must, subject to clause 2.7 below, commit to spending the entire Sole Funding Amount over a three year period from the Commencement Date (Sole Funding

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Period). The parties agree to the general terms of the plan attached as Schedule 1.

2.7

The joint operating committee that will be established under the Joint Venture may elect to cease further exploration work in relation to any of the JV Pipes if the initial exploration that is undertaken does not warrant further follow up work on any particular JV Pipe. In these circumstances, some or all of the Sole Funding Amount may be allocated to the other JV Pipes or additional pipes allocated to the Joint Venture by Liberty Star (including under clause 6).

2.8

The parties agree that a decision to proceed to development (and production) on the JV Pipes during the Sole Funding Period requires their mutual consent but that consent shall not be unreasonably withheld by either party. In the event of a dispute, the decision shall be dealt with in accordance with the dispute resolution clause in the formal agreement referred to in clause 9.

2.9

Upon completion of spending the entire Sole Funding Amount, each party must contribute to expenditure made or incurred in respect of the Joint Venture in proportion to their then Joint Venture interest (i.e. 50/50).

2.10

Liberty Star shall do everything necessary to confirm and effect the transfer to OCR of any beneficial interest in the JV Pipes to which OCR is entitled pursuant to this Agreement and to transfer the corresponding legal interest to OCR. Pending any required transfer, Liberty Star shall hold that interest in trust for OCR.

2.11	Each party shall be the beneficial owner as tenant in common of an undivided share of the Joint Venture property in proportion to their Joint Venture interest.
2.12	Each party shall be entitled to take in kind and separately dispose of, in proportion to their Joint Venture interest, all minerals produced by the Joint Venture.
2.13

Subject to the expenditure obligations of OCR under this Agreement, the liability of the parties in each case is several in proportion to their respective Joint Venture interests and shall not be either joint or joint and several.

2.14

The Joint Venture must ensure that sufficient expenditure is incurred in relation to the JV Pipes to meet the minimum expenditure commitments, if any, set out by regulatory authorities having jurisdiction.

3.	MANAGER
3.1	OCR will be the sole manager of the Joint Venture.
3.2

The manager will (by itself or through its employees, agents or contractors) have the conduct of all the operations of the Joint Venture on behalf of the parties, subject at all times to the directions of the management committee established under clause 3.3, and for this purpose shall have the right of access to the Joint Venture property. OCR will contract with Liberty Star to carry out certain work on the JV Pipes in compliance with the Plan set out in Schedule 1.

3.3

The manager shall conduct Joint Venture operations in accordance with programmes and budgets and decisions made by a management committee immediately after the Commencement Date. The management committee shall be established from the Commencement Date and each of the parties shall appoint one representative to the management committee. The management committee will meet every week while exploration or

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development is being conducted on the JV Pipes. Decisions of the management committee shall be made by a simple majority vote with the votes attributable to a Joint Venture party equal to that party’s then Joint Venture interest. In the event of a deadlock, a dispute resolution process shall be followed. The dispute resolution process shall be detailed in the formal agreement to be negotiated as set out in clause 9.

3.4	The manager shall conduct Joint Venture operations in accordance with accepted mining and exploration methods and practices.
4.	DILUTION
4.1

Following completion of the Sole Funding Period, if a party fails to duly make a contribution to expenditure that it is obliged to make then the Joint Venture interest of that party in the Joint Venture shall dilute in accordance with the following formula (and the Joint Venture interest of the other party shall increase accordingly):

I	=	DPE × 100
TE

Where:

I	=	the Joint Venture interest of the diluting party;
DPE	= the total expenditure incurred or deemed to have been incurred by the diluting party as at the date of calculation;
TE	= the total expenditure incurred or deemed to have been incurred by the parties as at the date of calculation.

It is further agreed by the parties that if a party contributes the share of Joint Venture expenditure that is not contributed by the other party, the dilution of the Joint Venture interest of the non-contributing party shall be diluted at a rate of 150% of the rate calculated in accordance with the above formula.

4.2

If the Joint Venture interest of any party dilutes to 5% or less, that party will be deemed to have withdrawn from the Joint Venture and must immediately assign their remaining Joint Venture interest to the continuing party.

5.	INFORMATION AND DATA
(a)

Prior to the Commencement Date, Liberty Star will provide OCR with all technical information and data it has regarding the JV Pipes for the purpose of OCR’s disclosure requirements under the Corporations Act in relation to the Prospectus.

(b)	Each party will provide to the other at management committee meetings all exploration data generated in relation to the JV Pipes since the last meeting.
6.	RIGHT OF FIRST REFUSAL
6.1

Liberty Star acknowledges and agrees that OCR will have a right of first refusal to buy or joint venture (together, a Dealing) in relation to certain other pipe targets held by Liberty Star within the JV Area (Other Pipes) (Right of First Refusal).

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6.2	The Right of First Refusal referred to in clause 6.1 shall have the following material terms:
(a)

Term: From the Commencement Date for a period of three years (Expiry Date), but the Right of First Refusal will not be in effect if OCR is in default of any of its material obligations under the Joint Venture on the date Liberty Star receives an Offer.

(b)

Dealings: If, prior to the Expiry Date, Liberty Star receives a bone fide offer for a Dealing from a third party (Third Party) in relation to the Other Pipes, Liberty Star must offer OCR the right to enter into the Dealing with Liberty Star in the place of the Third Party on no less favourable terms (Offer). The Offer must be accompanied by sufficient information regarding the Dealing and the pipes to which it relates to enable OCR to make an informed decision about whether to invoke the first right of refusal set out in this clause.

(c)	Timing: OCR will have 10 business days to accept or reject the Offer.
(d)

Agreement: If OCR accepts the Offer, the parties must use their best endeavours to negotiate and enter into a binding agreement in relation to the Dealing that is the subject of the Offer as soon as possible thereafter.

(e)

Financial Ability: Upon acceptance of the Offer, OCR must provide reasonable evidence to prove to Liberty Star that it can provide the financing required to complete the Dealing set out in the Offer in accordance with its terms.

7.	REPRESENTATIONS AND WARRANTIES
(a)	Both parties represent and warrant to the other party that they have the right, power and authority to enter into this Agreement.
(b)	Liberty Star represents and warrants to OCR that:
(i)

Liberty Star is the sole legal and beneficial holder of the U.S. Federal Lode Mining Claims identified in the JV Area (Claims) and is entitled to transfer an interest in those Claims to OCR in accordance with the terms of this Agreement;

(ii)	the Claims are free from all mortgages, charges, liens and other encumbrances of whatsoever nature; and
(iii)	Liberty Star has not entered into any other agreements or dealings in respect of the Claims other than this Agreement.
8.	RELATIONSHIP BETWEEN THE PARTIES

The relationship of the parties is that of joint venturers and nothing contained in this Agreement constitutes either of them as agent or partner of the other, or creates any agency or partnership for any purpose whatsoever.

9.	FORMAL AGREEMENT

The parties agree that they will negotiate in good faith and use best endeavours to execute a detailed joint venture agreement on normal terms (including a

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dispute resolution clause, first right of refusal clause, dilution clause, force majeure rights and clauses that are usually contained in such joint venture agreements) embodying the terms and conditions contained in this Agreement. In the meantime, this Agreement is intended to be legally binding on the parties until it is replaced by the detailed joint venture agreement or otherwise terminated.

10.	CAVEATS

After the Commencement Date, either party may register this Agreement as a dealing in respect of the JV Area and may lodge any caveats required to protect its interest under this Agreement and each party agrees that during the continuance of the Joint Venture it will not take any steps to remove those caveats.

11.	ASSIGNMENT

Other than the right of either party to assign all or part of its rights under this Agreement to a related body corporate (as defined in the Corporations Act), if a party wishes to assign part or all of its rights under the formal agreement to a third party, then it shall first advise the non-assigning party. The non-assigning party shall have a right of first refusal over the relevant interest on terms equal to those proposed by any third party. Any assignment shall be subject to the assignee entering into a deed where it covenants to be bound by the terms of this Agreement on terms acceptable to the non-assigning party.

12.	TERMINATION

A party is not entitled to terminate this Agreement for non-performance by the other party without first giving the party in default a written notice to the other at the address specified in this Agreement specifying the default. This notice shall require that the default be remedied within 21 days of the delivery of the notice to the party in default and the party in default must then fail to remedy the default within that 21 day period; provided, however, that if all of the conditions precedent have not been satisfied, or waived, in accordance with the terms of this Agreement on or before the End Date, then either party will be entitled to immediately terminate this Agreement in accordance with clause 1.2.

13.	MISCELLANEOUS
13.1

Each party shall sign, execute and perform all deeds, acts, documents and things as may reasonably be required by the other party to effectively carry out and give effect to the terms and intentions of this Agreement.

13.2

Each party shall be liable for their own costs relating to the preparation, negotiation and execution of this Agreement and any document executed under it. OCR shall pay all stamp duty (if applicable) on this Agreement and any document executed under it.

13.3	No modification or alteration of the terms of this Agreement shall be binding unless made in writing dated subsequent to the date of this Agreement and duly executed by the parties.
13.4

If any provision of this Agreement is invalid and not enforceable in accordance with its terms, all other provisions that are self-sustaining and separately enforceable without regard to the invalid provision shall be, and continue to be, valid and forceful in accordance with their terms.

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13.5	Time shall be of the essence in this Agreement in all respects.
13.6

This Agreement shall be governed by and construed in accordance with the law from time to time applicable in Arizona and the parties agree to submit to the non-exclusive jurisdiction of the courts of Arizona.

13.7	A reference to dollars or currency is a reference to United States dollars, unless otherwise indicated.
13.8

Except as may be required to comply with regulatory bodies having authority (and where possible filings will be made on a confidential basis) the parties agree to keep confidential the amount required to be paid by OCR to earn its 50% interest in the Joint Venture.

If Liberty Star agrees to the above terms and conditions could you please sign the execution paragraph set out below and return this Agreement to OCR’s registered office.

Yours faithfully

/s/ Anthony Crimmins

ANTHONY CRIMMINS

Director

Oriental Crystal (International) Limited

By execution of this Agreement, Liberty Star acknowledges and agrees to the terms and conditions set out above.

/s/ James Briscoe

Director

Liberty Star Gold Corp Inc

Dated this 11th day of July, 2006

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SCHEDULE 1

Joint Venture Plan

The exploration has already been designed. It results in significant savings in expenditure and time in the drilling definition of ore within each pipe.

The period of exploration and expenditure of Joint Venture funds will probably extend over a 5–10 month period, terminating with either multiple ore bodies or nothing. It is intended that three drilling rigs, along with other equipment, will be engaged continuously (that is, 24 hours per day, seven days per week). Progress reports are anticipated every 12 to 24 hours. Three dimensional modelling of the mineral body will be ongoing during the drilling and ore reserves will be progressively calculated starting as soon as it appears to be an ore body. Drilling will terminate as soon as an ore body has been defined. Permitting for the mine will also start as soon as an ore body appears probable; this will be part of a currently-operating and ongoing program for all pipes in the North Pipes Liberty Star Project. The North Pipes Liberty Star Project contains all pipes in which Liberty Star has an interest and many more than are part of the Joint Venture with OCR.

Liberty Star has already established parameters and operating procedures with the existing permitting agencies. As such, permitting for the proposed Joint Venture is expected to be simply an addendum to an operating program and as such very large savings should accrue to the Joint Venture. Since all pipes in the North Pipes Super Project are approximately the same in physical appearance, the mine design will be approximately the same for the Joint Venture mines as those for other mines created by Liberty Star on other of its pipe properties. Liberty Star will establish the optimum mine design and apply it to all projects including the proposed Joint Venture pipes. This will also cut down on permitting costs. Furthermore, mine equipment will be standard, saving further expense in acquisition, maintenance and personnel training as well as other aspects. All this will be part of the Liberty Star program for the North Pipes Super Project of which the proposed Joint Venture will be a part. The OCR Joint Venture will have an interest in those pipes from the North Pipes Super Project that are available at the time the Joint Venture is created.

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SCHEDULE 2

JOINT VENTURE AREA

LEGAL DESCRIPTION – ELLE JOINT VENTURE LANDS

The Elle joint venture area lays in northwestern Arizona, part of a vast region called the ‘Arizona Strip’. This J.V. occupies the Upper Clayhole and Antelope Valleys of Mohave County, State of Arizona, USA. Lands in the Elle Joint Venture are located across four township and range legal descriptions. Those descriptions are as follows:

T38N R7W SECTIONS 24, 25, 28, 29, 33, 34, 35 and 36.

T38N R6W SECTIONS 19, 30 and 31.

T37N R7W SECTIONS 1, 2, 3, 4, 9 and 12.

T37N R6W SECTIONS 6, 7, 8, 17 and 18 inclusive.

Each Section encompasses approximately 1 United States square mile.

LEGAL DESCRIPTION:

From the common corner of T38N R7W, T38N R6W, T37N R7W and T37N R6W proceeds east approximately one mile to the NEC of Section 6, T37N R6W, herein called the “point of beginning.”

Then south one mile to the NEC of Section 7, then east to the NEC of Section 8, then southwards to the SEC of Section 17 – all in T37N R6W.

Then westwards to the SWC of Section 18, north to the NWC of Section 18 T37N R 6W. Then west to the SWC of Section 12, T 37N R7W, north to the NWC of Section 12,

westwards to the SWC of Section 3, south to the SEC of Section 9, west to the SWC of

Section 9, then northwards to the NWC of Section 4, T37N R7W.

Then north to the NWC of Section 33, T38N R7W, then west to the SWC of Section 29, then north to the NWC of Section 29, then eastwards to the NEC of Section 28, then south to the SEC of Section 28, then eastwards to the SWC of Section 25, then northwards to the NWC of Section 24 then east to the NEC of Section 24, all in T38N R7W.

Continuing east to the NEC of Section 19, T 38N R6W then southwards to the SEC of Section 31 T38N R6W, which is also the NEC of Section 6, T37N R6W, the “point of beginning.”

These external metes and bounds encompass approximately 22 US square miles.

Included within the bounds of the Elle Project boundaries which comprises the joint venture are various Pipe Targets. Three of these are the Primary Targets of the joint venture and are the Elle, Hermina, and Hada pipes. The Elle and Hermina Pipes have been defined by interpretation of circular features and down warped beds related to collapse breccia pipes and have interpreted sulfide minerals associated with them indicated by electrical geophysical surveys starting at a depth of about 250 meters. Elle is immediately adjacent to the Lisa Pipe owned by Pathfinder Mines. Old information in Liberty Star files and verbal communications with past Pathfinder personnel suggest Lisa has mineralized intercepts and is thought to contain an orebody. Hermina is immediately adjacent to the Elle Pipe to the southeast. The Hada Pipe lies to the northwest of the Lisa

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Pipe and is indicated only by geophysics. The Elle and Hermina Pipes lie on current Liberty Star United States Federal Lode Mining Claims. The Hada Pipe lies on U.S. Bureau of Land Management jurisdiction Federal land and is open to “location” by Federal Lode Mining Claims. The claim outlines shown in thin blue lines will be installed within about 30 days or less.

Fourteen additional Pipe Targets have been identified within the Elle Project. Of these seven lie within current Liberty Star U.S. Federal Lode Mining Claims. These include the Loreto, Leif, Gitel, Kalila, Labrenda, John and Kaitlin. Another six have been identified and will be acquired by staking. These include Hazel, Godiva, Hafsa, Gurit, Gerarda, and Honesta.

It is quite obvious that these Pipes lie along linear trends as indicated by Hazel, Godiva, Hada, Lisa, Elle, Hermina, Hola, and Loreto. This trend has in part been established further by electrical geophysics. Continued geophysical work between Hola and Loreto and between Hazel and Hade on open ground is believed will result in additional Pipes. Spacing between known Pipes suggest that in excess of 10 will be discovered along this trend by electrical geophysics and other techniques.

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SCHEDULE 3

JV PIPES

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